Exhibit 5.1

[MAPLES and CALDER ASIA LETTERHEAD]

Cayman Europe Asia

Ctrip.com International, Ltd

3F, Building 63-64

No. 421 Hong Cao Road

Shanghai 200233

People’s Republic of China

17th June, 2004

Dear Sirs,

Re: Ctrip.com International, Ltd

We have examined the Registration Statement on Form S-8 to be filed by Ctrip.com International, Ltd, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Company (the “Shares”) for issuance pursuant to the following Plans (the “Plans”):

-	Ctrip.com International, Ltd. 2000 Employees’ Stock Option Plan
-	Ctrip.com International, Ltd. 2003 Employees’ Stock Option Plan

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plans and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/    Maples and Calder Asia

Maples and Calder Asia